Exhibit 4.7

Execution Version

2021 NOTES SUPPLEMENTAL INDENTURE NO. 2

This 2021 NOTES SUPPLEMENTAL INDENTURE NO. 2, dated as of September 7, 2016 (this “Effective Date Issuers Supplemental Indenture”), by and among Dell International L.L.C., a Delaware limited liability company (“Dell International”), New Dell International LLC, a Delaware limited liability company (“New Dell International” which, upon the consummation of the Reorganization (as defined below), shall be renamed “Dell International L.L.C.”), EMC Corporation, a Massachusetts corporation (“EMC”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, each of Diamond 1 Finance Corporation, a Delaware corporation (“Finco 1”), Diamond 2 Finance Corporation, a Delaware corporation (“Finco 2” and together with Finco 1, the “Fincos”), and the Trustee have heretofore executed and delivered an indenture, dated as of June 22, 2016 (the “Base Indenture”), as supplemented by the 2021 Notes Supplemental Indenture No. 1, dated as of June 22, 2016, among the Fincos and the Trustee, as further supplemented by the First Supplemental Indenture, dated as of September 6, 2016, among the Fincos and the Trustee (together with the Base Indenture, the “Initial Indenture” and the Initial Indenture, together with this Effective Date Issuers Supplemental Indenture, and as further amended and supplemented, the “Indenture”), providing for the issuance of $1,625,000,000 aggregate principal amount of 5.875% Senior Notes due 2021 (the “2021 Notes”);

WHEREAS, the Initial Indenture permits the EMC Transactions (including, without limitation, the Mergers), provided that after the consummation of the Mergers, Dell International and EMC shall execute and deliver to the Trustee a supplemental indenture pursuant to which Dell International shall unconditionally assume Finco 1’s Obligations under the Initial Indenture and the Initial Notes, and EMC shall unconditionally assume Finco 2’s Obligations under the Initial Indenture and the Initial Notes;

WHEREAS, following the consummation of the Mergers and on or about the Business Day following the Effective Date, Dell International will merge with and into New Dell International, with New Dell International surviving as a wholly owned subsidiary of Dell Inc., a Delaware corporation (the “Reorganization”), whereupon the separate corporate existence of Dell International will cease;

WHEREAS, the Initial Indenture permits the Reorganization provided that New Dell International expressly assumes all of the obligations of Dell International under the Indenture and the Initial Notes; and

WHEREAS, pursuant to Section 9.01 of the Initial Indenture, Dell International, New Dell International, EMC and the Trustee are authorized to execute and deliver this Effective Date Issuers Supplemental Indenture to amend or supplement the Initial Indenture without the consent of any Holder of any series of Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Dell International, New Dell International, EMC and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the 2021 Notes as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

(2) Agreement to Assume Obligations. Dell International hereby agrees to unconditionally assume Finco 1’s Obligations under the Initial Indenture and the 2021 Notes on the terms and subject to the conditions set forth in the Initial Indenture and to be bound by all other applicable provisions of the Initial Indenture and to perform all of the obligations and agreements of Finco 1 under the Initial Indenture, and EMC hereby agrees to unconditionally assume Finco 2’s Obligations under the Initial Indenture and the 2021 Notes on the terms and subject to the conditions set forth in the Initial Indenture and to be bound by all other applicable provisions of the Initial Indenture and to perform all of the obligations and agreements of Finco 2 under the Initial Indenture.

(3) New Dell International Agreement to Assume Obligations. Upon the consummation of the Reorganization, New Dell International agrees to unconditionally assume Dell International’s Obligations under the Indenture and the Initial Notes on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and to perform all of the obligations and agreements of Dell International under the Indenture.

(4) Governing Law. THIS EFFECTIVE DATE ISSUERS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(5) Counterparts. The parties may sign any number of copies of this Effective Date Issuers Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Effective Date Issuers Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Dell International and EMC.

(8) Effective Time of New Dell International Obligations. The provisions in this Effective Date Issuers Supplemental Indenture with respect to New Dell International shall become effective only upon the consummation of the Reorganization.

[Signature Page Follows]

2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DELL INTERNATIONAL L.L.C.

By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice President and Assistant Secretary

EMC CORPORATION

By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Senior Vice President and Assistant Secretary

[Signature page to Issuer Supplemental Indenture No. 2 (2021 Senior Notes)]

Upon and as a result of the consummation of the Reorganization, the undersigned confirms that it will assume all of the rights and obligations of Dell International L.L.C. under this Supplemental Indenture (in furtherance of, and not in lieu of, any assumption or deemed assumption as a matter of law) and will assume the obligations of Dell International L.L.C. under the Indenture and the Initial Notes.

NEW DELL INTERNATIONAL LLC, which, upon the consummation of the Reorganization shall be renamed “Dell International L.L.C.”

By:	DELL INC., its Sole Member

By:	/s/ Janet B. Wright
	Name:	Janet B. Wright
	Title:	Vice President and Assistant Secretary

[Signature page to Issuer Supplemental Indenture No. 2 (2021 Senior Notes)]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Teresa Petta
	Name:	Teresa Petta
	Title:	Vice President

[Signature page to Issuer Supplemental Indenture No. 2 (2021 Senior Notes)]